Exhibit 77I(i)
Effective March 31, 2017 the Registrant established
Class T shares of the Loomis Sayles Multi-Asset Income
Fund, Mirova Global Sustainable Equity Fund, Natixis
Oakmark International Fund, Natixis U.S. Equity
Opportunities Fund and Vaughan Nelson Small Cap
Value Fund.